Exhibit B

                        Kevin S. Woltjen
                        Attorney at Law
                          186 F Street
                   Salt Lake City, Utah 84103
                    Telephone:  801-533-8336
                    Facsimile:  801-322-3637
April 7, 1997

Board of Directors
Eurotronics Holdings Incorporated
470 East 3900 South, Suite 205
Salt Lake City, Utah 84107

To the Board of Directors of Eurotronics Holdings Incorporated:

Eurotronics Holdings Incorporated, a Utah corporation (the "Company"), has informed me of its intention to file on or about April 8, 1997 a registration statement on Form S-8 under the Securities Act of 1933, as amended ("Registration Statement"), concerning 500,000 shares (the "Shares") of the Company's common stock, par value $0.0001 ("Common Stock"), with the Securities and Exchange Commission ("SEC"). In connection with the filing of the Registration Statement, you have requested my opinion regarding the validity of the issuance of Common Stock upon the exercise of options granted pursuant to the Company's 1997 Stock Option Plan ("Option Plan").

This opinion letter (this "Opinion") is governed by, and shall be interpreted in accordance with the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, limitations, all as more particularly described in the Accord, and this Opinion should be read in conjunction therewith.

In connection with the preparation of this Opinion, I have examined the following:

     1.   The Company's Articles of Incorporation and Bylaws;
     2.   The Registration Statement;
     3. The authorization and approval of the Option Plan and Registration Statement by the Company's Board of Directors;
     4.   The Option Plan;
     5.   The Company's Section 10(a) Prospectus for the Registration Statement;
     6. The Company's most recently filed Form 10-KSB and all subsequently filed reports on Form 10-QSB;
     7.   A certificate of the Company's good standing from the State of Utah;
          and
     8. Such other documents as I have deemed necessary for the purposes of this Opinion.

In expressing the opinion set forth herein, I have assumed the authenticity and completeness of all corporate documents, records and instruments provided to me by the Company and its representatives. I have assumed the accuracy of all statements of fact contained therein. I have assumed that the information provided to me by the Company is correct and that there are shares available to be issued pursuant to the Option Plan. I have further assumed the genuineness of signatures (both manual and conformed), the authenticity of documents submitted as originals, the conformity to originals of all copies or faxed copies and the correctness of all such documents. This opinion is conditioned on all of these assumptions being correct.

Based on the above examination and to the best of my knowledge, I am of the opinion that the issuance and sale of the Shares have been duly authorized and, when issued, delivered and paid for upon the exercise of options granted under the Option Plan in accordance with the provisions of the Option Plan, the Shares will be validly issued, fully paid and nonassessable. Additionally, the Company has represented to me no control persons will receive benefits under the Option Plan and that no restricted or control securities are being resold. This Opinion is conditioned upon the above requirements being met.

The opinion set forth above is predicated upon and limited to the correctness of the assumptions set forth herein and in the Accord, and is further subject to qualifications, exceptions, and limitations set forth below:

     A. Certain of the remedial provisions of the Option Plan may be further limited or rendered unenforceable by other applicable laws and interpretations.
     B. I expressly except from the opinion set forth herein any opinion or position as to whether or to what extent a Utah court or any other court would apply Utah law, or the law of any other state or jurisdiction, to any particular aspect of the facts, circumstances and transactions that are the subject of the opinion herein contained.
     C. To the extent any opinion set forth above is qualified by reference to my knowledge, my knowledge is based solely upon my examination of the items set forth in Paragraphs (1) through (7) above.
     D. My responsibilities under and with respect to this Opinion and the opinion expressed herein shall at all times and in all respects be governed by and construed solely in accordance with Utah law, which law shall not include any provision or construction of Utah law that would require the application of the law of any other state or jurisdiction.
     E. In rendering the opinion that the shares of Common Stock to be registered pursuant to the Registration Statement and issued under the Option Plan will be validly issued, fully paid and nonassessable, I assumed that: (1) the Company's board of directors will exercise good faith in the establishment of the value paid for options to be granted under the Option Plan; (2) All issuances and cancellations of the capital stock of the Company will be fully and accurately reflected in the Company's Stock Records as provided by the Company's transfer agent; and (3) the consideration, as determined by the Company's Board of Directors, to be received in exchange for each issuance of common stock of the Company will be paid in full and will actually be received by the Company.
     F. The opinion set forth herein, insofar as it relates to specific agreements or documents, relates to the specified agreements or documents and to the exhibits or schedules referred to in this Opinion and attached to such agreements or documents at the time of my examination of such agreements or documents. Said opinion does not extend to documents, agreements, or instruments referred to in said agreements or documents (even if incorporated therein by reference), or to any exhibits, annexes, or schedules that are not identified in this Opinion.
     G. I expressly except from the opinion set forth herein any opinion concerning the need for or compliance by any party, and in particular by the Company, with the provisions of the securities laws, regulations, and/or rules of the United States of America, the State of Utah or any other jurisdiction.

This Opinion may be relied upon by you only in connection with filing of the Registration Statement and I hereby consent to the use of it as an exhibit to the Registration Statement. This Opinion may not be used or relied upon by you or any other person for any purpose whatsoever, except to the extent authorized in the Accord, without in each instance my prior written consent.

Sincerely,

 /s/ Kevin S. Woltjen

Kevin S. Woltjen